Exhibit 5.2

[GREENBERG TRAURIG, P.A. LETTERHEAD]

March 18, 2013

MasTec, Inc.

800 S. Douglas Road

12th Floor

Coral Gables, Florida 33134

Re:	Registration Statement on Form S-3 (File No. 333-180608)

Ladies and Gentlemen:

We have acted as counsel to MasTec, Inc., a Florida corporation (the “Company”), in connection with the prospectus, dated April 5, 2012 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated March 6, 2013 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the above-referenced registration statement (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on April 5, 2012 (File No. 333-180608) and the offer and sale of: (i) $400,000,000 in aggregate principal amount of the Company’s 4.875% Senior Notes due 2023 (the “Notes”); and (ii) guarantees of the Notes (the “Guarantees”) by certain subsidiaries of the Company (collectively, the “Guarantors”) as set forth on Schedule IV of the Underwriting Agreement (defined below), in each case to be issued pursuant to the Base Indenture, dated as of June 5, 2009 (the “Base Indenture”), and the Fifth Supplemental Indenture, dated as of March 18, 2013 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), to each of which the Company, the Guarantors and U.S. Bank National Association, as trustee, are parties.

In connection with our representation of the Company and the preparation of this opinion letter, we have examined, considered and relied upon the following documents (collectively, the “Documents”):

1. the Underwriting Agreement, dated March 6, 2013 (the “Underwriting Agreement”), by and among the Company, the Guarantors and Barclays Capital Inc., as representative of the underwriters named on Schedule I thereto (collectively, the “Underwriters”);

2. the Registration Statement and the Prospectus;

3. the Indenture;

4. the Company’s Articles of Incorporation, as amended, as filed with the Department of State of the State of Florida;

MasTec, Inc.

March 18, 2013

5. the Company’s Bylaws, as amended;

6. the Organizational Documents of each of the Guarantors (“Organizational Documents” means (i) with respect to a corporation, such corporation’s Articles or Certificate of Incorporation, Bylaws or other equivalent organizational documents, as amended through the date hereof, and (ii) with respect to a limited liability company, such limited liability company’s Articles of Organization or Certificate of Formation, Operating Agreement or other equivalent organizational documents);

7. resolutions adopted by the Board of Directors (including committees thereof) of the Company in respect of the authorization and issuance of the Notes, certified as of the date hereof by an officer of the Company;

8. resolutions of the boards of directors, or in the case of a limited liability company, the managers or the sole member or manager, of the Guarantors approving the execution, delivery and performance of the Underwriting Agreement, the Indenture and the issuance of the Guarantees; and

9. such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

In rendering the opinions set forth below, we have assumed without investigation the following:

1. the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies and the veracity of the Documents;

2. each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so; and

3. each of the parties (other than the Company and the Guarantors) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of each party set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms;

Additionally, as to questions of fact in respect of the opinion hereinafter expressed, we have relied solely upon the Documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

1. the Notes have been legally issued; and

MasTec, Inc.

March 18, 2013

2. the Guarantees have been legally issued.

This opinion letter is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

As to the laws of jurisdictions relevant to this opinion, other than the laws of the State of Florida, the laws of the State of Delaware, the laws of the State of Texas, the laws of the State of Nevada, the laws of the State of California and the federal laws of the United States, we have assumed that such laws are identical in all material respects to those of the State of Florida.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the issuance of the Notes and the Guarantees (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and such incorporation by reference into the Registration Statement, of which the Prospectus Supplement forms a part, and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Sincerely, GREENBERG TRAURIG, P.A.

By:	/s/ Ira N. Rosner
Ira N. Rosner
/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP